EdR ANNOUNCES THIRD QUARTER 2013 RESULTS - Same-Community Fall Opening Revenue Increases 5% -
- Year to Date Core FFO per Share Grew 10% -

MEMPHIS, TN, October 28, 2013 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended September 30, 2013.

Company Highlights

•	Core funds from operations (“Core FFO”) was $8.7 million, or $0.08, per share/unit for the third quarter, compared to $5.9 million, or $0.06, per share/unit in the prior year;

•	Same-community net operating income (“NOI”) for the quarter was $9.2 million on a 1.1% increase in revenue and a 2.8% increase in operating expenses;

•	Achieved same-community revenue growth of 5.0% for the 2013/2014 lease term, with a net rental rate increase of 2.0% and a 300 basis point growth in occupancy to 94.1%;

•	Completed the previously announced $56.2 million acquisition of the Retreat at State College, a 587-bed cottage community serving Penn State University;

•	Acquired the Cottages on Lindberg, a 745-bed community, serving Purdue University for $36.0 million;

•
Delivered five new owned development communities with 2,750 beds for an aggregate cost of $192.4 million. The communities opened 92.4% leased with four of the five communities at or above 100% occupancy; and

•	Amended and upsized the revolving credit facility to $500.0 million and added a new $200 million accordion, while improving facility pricing and extending the maturity date to January 2018.

“As evidenced by the strong same-community revenue growth we achieved for the recently completed leasing cycle, the student housing business, and our Company, are performing well," stated Randy Churchey, EdR's president and chief executive officer. "Moving forward, our focus remains on completing our nearly $400 million of active development and presale opportunities while maintaining a well-capitalized balance sheet. These external growth opportunities will increase our gross assets by 18%, which when combined with the strong same-community revenue growth we achieved this lease term will provide great growth for the Company. With our elevated cost of capital it is not accretive or beneficial to our shareholders for us to issue equity or increase our leverage to make any additional net acquisitions at this time."

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the quarter was $4.5 million, or $0.04, per diluted share, compared to net income of $0.5 million, or just under $0.01, per diluted share, for the prior year. The Company's 56% increase in community NOI from new communities was more than offset by a gain on sale of student housing communities in the prior year.

Core Funds From Operations

Core FFO for the quarter was $8.7 million as compared to $5.9 million in the prior year. The improvement in Core FFO mainly reflects an increase in operating profits from new communities. Core FFO per share/unit for the quarter was $0.08, compared to $0.06 in the prior year.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $9.2 million for the quarter, a decline of 2.0%, or $0.2 million, from the prior year. Same-Community revenue, which for the quarter is a blend of old and new lease terms, was up 1.1% as compared to the prior year with a 3.1% increase in rental rates offset by a 1.7% decline in occupancy and a 0.3% decline from other income. We expect same-community net rental revenue growth through next summer to be consistent with this fall's opening revenue growth of 5%. Same-community operating expenses increased 2.8%, or $0.5 million for the quarter.

2013/2014 Lease Term Opening

The same-community portfolio opened the 2013/2014 lease term with a 5.0% increase in rental revenue. Opening occupancy was up 300 basis points to 94.1% and net rental rates were 2.0% above the prior lease term. New-communities opened the 2013/2014 lease term with an average occupancy of 95.1%, with four out of five of the 2013 development communities opening at or above 100% occupancy.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky ("UK") Campus Housing Revitalization Plan

The project's inaugural buildings, Central Hall I and II, had their grand opening in August with all 601 beds leased for the 2013/2014 lease term. Construction of phase II, which includes four communities with 2,381 beds and a total project cost of $138.0 million, is proceeding as planned for a summer 2014 opening.

Planning, architectural design and demolition for the 2015 deliveries is underway and proceeding as planned. This phase includes 1,610 beds and is projected to cost approximately $101.2 million. EdR and UK have already begun discussions and planning for the 2016 deliveries.

Investment Activity

Construction is on schedule for the 2014 development projects underway at the Universities of Colorado, Connecticut, Minnesota and at Duke University, with leasing offices open and leasing underway.

The Company completed the previously announced acquisition of The Retreat at State College, a 587-bed community serving Penn State University. Purchased for $56.2 million, the community opened this fall 100% leased with average rental rates of $724. Net of the $3.0 million mezzanine investment the Company made when it entered into the purchase option, the Company paid $53.2 million in cash.

In September, the Company acquired the Cottages on Lindberg, a 745-bed community, serving Purdue University, for $36.0 million. The Cottages opened this fall 100% leased with an average net rental rate of $454.

"We are pleased with the progress of our announced 2014 deliveries, which will increase our gross assets by 13% next year," stated Tom Trubiana, EdR's executive vice president and chief investment officer. “While the window for additional 2014 deliveries has passed, we continue to pursue additional accretive development activity for delivery in 2015 and beyond. However, recognizing the recent increase in our cost of capital, we will do so in an extremely vigilant manner.”

Capital Structure

At September 30, 2013, the Company had cash and cash equivalents totaling $16.3 million and availability on its unsecured revolving credit facility of $106.1 million. The Company's debt to gross assets was 40.2%, its net debt to EBITDA - adjusted was 6.2x, and its interest coverage ratio was 4.6x.

In October, the Company exercised the accordion feature of its unsecured revolving credit facility, increasing the facility size from $375.0 million to $500.0 million with a new accordion feature allowing for an additional $200.0 million. Certain other terms were amended as well, including a reduction in the interest rate spread and an extension of the base term to January 2018. Under terms of the new amended credit facility, the Company's availability at September 30, 2013 would have been $231.1 million. Recognizing the significant growth in the Company's unencumbered assets in 2013 as well as its pipeline for continued growth in 2014 and 2015, expanding the facility provides the Company with appropriate financial flexibility for the future.

Earnings Guidance and Outlook

Based on management’s current estimates of market conditions and future operating results and including the impact of the 2013/2014 leasing results and the recently announced acquisitions, the Company reaffirms its previous guidance for full year 2013 Core FFO per share/unit of $0.53 to $0.57. The midpoint of the range would represent a 17% increase over 2012. Consistent with prior guidance, this outlook does not include the impact of any unannounced dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan sm developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, October 28, 2013.  The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on October 28, 2013 through midnight Eastern Time on November 4, 2013.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 10000442.  The archive of the webcast will be available on the company's website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 72 communities in 24 states with over 40,000 beds within more than 13,900 units. For more information please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

Randy Brown
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Collegiate housing properties, net	$1,371,267	$1,061,002
Assets under development	74,179	159,264
Cash and cash equivalents	16,335	17,039
Restricted cash	10,552	6,410
Other assets	72,159	80,972

Total assets	$1,544,492	$1,324,687

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$434,705	$398,846
Unsecured revolving credit facility	268,900	79,000
Accounts payable and accrued expenses	62,479	57,123
Deferred revenue	28,173	17,964
Total liabilities	794,257	552,933

Commitments and contingencies	—	—

Redeemable noncontrolling interests	8,608	8,944

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 114,702,321 and 113,062,452 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	1,148	1,131

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	825,767	849,878
Accumulated deficit	(90,608)	(93,287)
Total EdR stockholders’ equity	736,307	757,722
Noncontrolling interests	5,320	5,088
Total equity	741,627	762,810

Total liabilities and equity	$1,544,492	$1,324,687

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2013	2012
Revenues:
Collegiate housing leasing revenue	$40,278	$28,829
Third-party development services	839	145
Third-party management services	918	879
Operating expense reimbursements	2,162	3,015
Total revenues	44,197	32,868

Operating expenses:
Collegiate housing leasing operations	24,448	18,613
Development and management services	1,826	1,493
General and administrative	1,628	1,635
Development pursuit and acquisition costs	81	216
Ground leases	1,833	1,696
Depreciation and amortization	11,714	8,268
Reimbursable operating expenses	2,162	3,015
Total operating expenses	43,692	34,936

Operating income (loss)	505	(2,068)

Nonoperating expenses:
Interest expense	4,569	3,354
Amortization of deferred financing costs	438	288
Interest income	(129)	(108)
Total nonoperating expenses	4,878	3,534

Loss before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	(4,373)	(5,602)

Equity in (losses) of unconsolidated entities	(61)	(39)
Loss before income taxes and discontinued operations	(4,434)	(5,641)
Less: Income tax (benefit)	(32)	(638)
Loss from continuing operations	(4,402)	(5,003)
Income (loss) from discontinued operations	(80)	5,372
Net income (loss)	(4,482)	369

Less: Net loss attributable to the noncontrolling interests	(20)	(120)
Net income (loss) attributable to EdR common shareholders	$(4,462)	$489

Earnings per share information:
Net income (loss) attributable to EdR common stockholders per share – basic and diluted:	$(0.04)	$—

Weighted average share of common stock outstanding – basic and diluted	114,813	103,929

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Nine months ended September 30,
	2013	2012
Revenues:
Collegiate housing leasing revenue	$118,970	$88,872
Third-party development services	1,989	490
Third-party management services	2,710	2,451
Operating expense reimbursements	8,141	7,414
Total revenues	131,810	99,227

Operating expenses:
Collegiate housing leasing operations	60,795	45,490
Development and management services	5,224	4,756
General and administrative	5,344	5,292
Development pursuit and acquisition costs	349	609
Ground leases	5,631	4,716
Depreciation and amortization	34,500	23,780
Reimbursable operating expenses	8,141	7,414
Total operating expenses	119,984	92,057

Operating income	11,826	7,170

Nonoperating expenses:
Interest expense	12,478	10,941
Amortization of deferred financing costs	1,268	911
Interest income	(372)	(152)
Total nonoperating expenses	13,374	11,700

Loss before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	(1,548)	(4,530)

Equity in (losses) of unconsolidated entities	(102)	(340)
Loss before income taxes and discontinued operations	(1,650)	(4,870)
Less: Income tax (benefit)	(269)	(1,117)
Loss from continuing operations	(1,381)	(3,753)
Income from discontinued operations	4,066	7,412
Net income	2,685	3,659

Less: Net income attributable to the noncontrolling interests	6	26
Net income attributable to EdR common shareholders	$2,679	$3,633

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted:	$0.02	$0.04

Weighted average share of common stock outstanding – basic and diluted	114,302	97,259

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net income (loss) attributable to EdR	$(4,462)	$489	$2,679	$3,633

Gain on sale of collegiate housing assets	—	(5,255)	(3,895)	(5,427)
Real estate related depreciation and amortization	11,548	8,920	34,580	26,199
Equity portion of real estate depreciation and amortization on equity investees	48	53	144	178
Equity portion of loss on sale of student housing property on equity investees	—	—	—	88
Noncontrolling interests	(73)	(48)	(2)	137
FFO	$7,061	$4,159	$33,506	$24,808

FFO adjustments:
Acquisition costs	(19)	155	280	609
Straight-line adjustment for ground leases (1)	1,217	1,062	4,024	3,208
FFO adjustments	1,198	1,217	4,304	3,817

FFO on Participating Developments: (2)
Interest on loan to Participating Development	460	460	1,365	1,370
Development fees on Participating Development, net of costs and tax	—	20	454	91
FFO on Participating Developments	460	480	1,819	1461

Core FFO	$8,719	$5,856	$39,629	$30,086

FFO per weighted average share/unit (3)	$0.06	$0.04	$0.29	$0.25

Core FFO per weighted average share/unit (3)	$0.08	$0.06	$0.34	$0.31

Weighted average shares/units (3)	115,850	104,996	115,339	98,336

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2013 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Year ending December 31, 2013
	Low End	High End

Net income attributable to EdR	$11,620	$16,096

(Gain) loss on sale of collegiate housing assets	(3,895)	(3,895)
Real estate related depreciation and amortization	45,515	45,515
Equity portion of real estate depreciation and amortization on equity investees	192	192
Noncontrolling interests	298	258
FFO	$53,730	$58,166
FFO adjustments:
Acquisition costs	380	380
Straight-line adjustment for ground leases (1)	5,193	5,193
FFO adjustments	5,573	5,573

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,830	1,830
Development fees on Participating Development, net of costs and tax	454	454
FFO on Participating Developments	2,284	2,284

Core FFO	$61,587	$66,023

FFO per weighted average share/unit (3)	$0.47	$0.50

Core FFO per weighted average share/unit (3)	$0.53	$0.57

Weighted average shares/units (3)	115,468	115,468

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income (loss) to NOI for three and nine months ended September 30, 2013 and 2012 (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Operating income (loss)	$505	$(2,068)	$11,826	$7,170
Less: Third-party development services revenue	839	145	1,989	490
Less: Third-party management services revenue	918	879	2,710	2,451
Plus: General and administrative expenses	3,535	3,344	10,917	10,657
Plus: Ground leases	1,833	1,696	5,631	4,716
Plus: Depreciation and amortization	11,714	8,268	34,500	23,780
NOI	$15,830	$10,216	$58,175	$43,382

The following is a reconciliation of the Company's GAAP net income (loss) to Adjusted EBITDA for the trailing twelve months ended September 30, 2013 (in thousands):

	Nine months ended September 30,	Plus: Year ended December 31,	Less: Nine months ended September 30,	Trailing Twelve Months ended September 30,
	2013	2012	2012	2013
Net income attributable to common shareholders	$2,679	$8,421	$3,633	$7,467
Straight line adjustment for ground leases	4,024	4,364	3,208	5,180
Acquisition costs	280	1,110	609	781
Depreciation and amortization	34,500	35,436	23,780	46,156
Depreciation and amortization - discontinued operations	461	2,438	2,827	72
Loss on impairment of collegiate housing assets	—	88	88	—
Gain on sale of collegiate housing assets - discontinued operations	(3,895)	(5,496)	(5,427)	(3,964)
Interest expense, net	12,478	14,390	10,941	15,927
Other nonoperating expense	896	932	759	1,069
Income tax benefit	(269)	(884)	(1,117)	(36)
Noncontrolling interests	6	216	26	196
Adjusted EBITDA	$51,160	$61,015	$39,327	$72,848
Annualize acquisitions/developments [1]				23,624
Pro Forma Adjusted EBITDA	$51,160	$61,015	$39,327	$96,472

1 Proforma adjustment to reflect all acquisitions and development deliveries as if such transactions had occurred on the first day of the period presented.